Shareholder Services Agreement

This Agreement is made as of the 20th day of August 2020, by and between Victory Capital Services, Inc. (“VCS”) (“Fund Party”) and Victory Transfer Agency Company Inc. (“VCTA”), a Delaware corporation. The words “we,” “us” and “our” in this Agreement refer to VCS. The words “you” and “your” refer to VCTA.

This Shareholder Services Agreement (the “Agreement”) contains provisions relating to the services to be provided by you to holders of certain shares (“Shares”) of the Funds (the “Funds”) comprising Victory Portfolios and Victory Portfolios II (the “Trusts”) as set forth in Exhibit A to this Agreement and fees that may be paid to you from time to time in respect of such services.

1.For the services that you agree to provide the Funds hereunder, VCS agrees to pay or cause to be paid to you a service fee, at the annual rates specified in Exhibit B to this Agreement, on assets invested in eligible Shares of the Funds which are held in your name, or the name of your nominee, for the benefit of your clients (that is, in “street” name) (“Service Fee Payments”). Any such rate specified in Exhibit B may be changed or discontinued by us at any time upon thirty (30) days’ written notice to you.

2.You will provide the services described in Exhibit C (“Services”) in accordance with the procedures listed in Exhibit D, as amended by us from time to time (the “Procedures”).

3.You understand and agree that (i) all Service Fee Payments hereunder are subject to any limitations or conditions established from time to time by the Trusts or necessary or appropriate in light of applicable laws, rules, or regulations; and (ii) your failure to provide the Services in accordance with the Procedures, or otherwise to comply with the terms of this Agreement, will render you ineligible to receive Service Fee Payments.

4.You must meet each of the following qualification requirements in order to receive Service Fee Payments:

(a)This Agreement must be in full force and effect during the period for which Service Fee Payments are to be paid.

(b)You (or your nominee) must be the record holder, for the benefit of your clients of Fund

Shares.

(c)You will advise us, before the end of the second month in each calendar quarter, of the Fund account number, net asset value of the account, and date of valuation of each account registered in your name (or in the name of your nominee). You agree that we will be entitled to rely on the accuracy of such information in updating our records for determining the Service Fee Payments payable to you under the terms of this Agreement. You understand that such Service Fee Payments will be based solely on our records.

5.Your compliance with the requirements set forth in this Agreement, Exhibit B and Exhibit C may be evaluated by us from time to time by surveying client satisfaction with service, provided that you reserve the right to review and approve the form of any such survey (such approval not to be unreasonably withheld), by monitoring redemption levels of your accounts, and by such other methods as we deem appropriate. You agree to provide us with information necessary to conduct such surveys or to distribute such surveys on our behalf.

6.(a) You shall furnish the Trusts and us with such information as shall reasonably be requested by the Trusts’ Boards of Trustees with respect to any Service Fee Payments paid to you.

(b)You also agree that, in the event that it should come to your attention that any of your customers is engaging in a pattern of purchases, redemptions and/or exchanges of Funds that appears to evidence “market timing,” you shall immediately notify us of such pattern and shall cooperate fully with us in any investigation and, if deemed necessary or appropriate by us, terminating any such pattern of trading, including, without limitation, by refusing such customer’s orders to purchase or exchange Funds.

7.(a) You agree to comply with all applicable federal, state and/or local law or regulation related to privacy. Notwithstanding anything in this Agreement to the contrary, you agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”), disclosed in connection with this Agreement is for the specific purpose of permitting you to perform the services set forth in this Agreement. You agree that, with respect to such information, you will comply with Regulation S-P and the GLB Act and that you will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

(b)Further, you represent and warrant that you have implemented and currently maintain an effective information security program to protect customer information, which program includes administrative, technical and physical safeguards to ensure the security and confidentiality of the Nonpublic Personal Information, to protect against any threats or hazards to the security and integrity of the Nonpublic Personal Information, and to protect against unauthorized access to or use of the Nonpublic Personal Information.

(c)If (i) a person or entity obtains unauthorized access to any Nonpublic Personal Information or (ii) you intentionally or unintentionally disclose any Nonpublic Personal Information to another person or entity and such disclosure violates any federal, state and/or local law or regulation, then you shall immediately disclose to VCS the details regarding the unauthorized access or disclosure. To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party shall take reasonable steps to ensure that such agents and contractor adhere to the same requirements.

Your obligations pursuant to this Section 7 shall survive the termination of this Agreement.

8.(a) You represent and certify that you have adopted and implemented, and agree that you will maintain, policies, procedures, and internal controls reasonably designed to comply with the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, its implementing regulations, Money Laundering Abatement Act, and any other Anti-Money Laundering law, rule or regulation applicable to you, including but not limited to, rules requiring you to implement an anti-money laundering program and a customer identification program (“CIP”). Subject to legal restrictions, you will, upon VCS’s request, promptly provide to VCS or the respective Fund evidence of those policies and procedures and your compliance therewith and/or evidence establishing the identities and sources of funds for each purchase of shares of the Funds.

(b)Further, you will, upon VCS’s reasonable request certify to VCS that you remain in compliance with such rules; specifically, that you (i) provide notice of your CIP to all new customers, (ii) obtain required identifying data elements for each customer, (iii) reasonably verify the identity of each new customer (using the data elements), (iv) take appropriate action with respect to persons the identities of whom you cannot verify, and (v) retain all records for required time periods, each at least to an extent required by relevant USA PATRIOT Act of 2001 regulation and Financial Industry Regulatory Authority, Inc. (“FINRA”) Rules, including former NASD rules and/or NYSE Rules incorporated by FINRA, as applicable (collectively referred to as “FINRA Rules”).

(c)You also hereby certify to us that you are in compliance with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and have an OFAC compliance program that satisfies all applicable laws and regulations. Except to the extent restricted by applicable law, you hereby agree to notify the Funds promptly whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected with respect to the Funds. You understand that we will be relying on the foregoing certifications in administering the Funds’ anti-money laundering compliance program. You hereby undertake to notify us promptly if any of the foregoing certifications cease to be true and correct for any reason.

9.You hereby certify that to the best of your knowledge after reasonable inquiry, your firm is following all requirements, rules and regulations in connection with your handling of orders for transactions in the Funds, including, but not limited to:

(a)Rule 22c-l(a) under the Investment Company Act of 1940 (the “1940 Act”), as amended;

(b)The provisions of your firm’s agreement with us or our affiliates that relate to offering Fund Shares in accordance with prospectus requirements and the placement of orders with us or the Fund’s transfer agent for purchases or redemptions of Fund shares;

(c)The Fund’s prospectus provisions regarding the purchase and redemption of Fund Shares and market timing policies; and

(d)Your firm’s internal policies and procedures that you believe to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis.

10.You represent and warrant that at all times during which you sell and/or service Shares of a Fund, you will remain in compliance with all FINRA Rules (as applicable) relating thereto.

11.You agree to indemnify and hold us, the Funds, and the agents and affiliates of each, harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by you or your officers, trustees, directors, employees, shareholders or agents regarding the purchase, redemption, transfer or registration of Fund shares and other services contemplated by this Agreement, Exhibit B and/or Exhibit C hereto.

12.Upon thirty (30) days written notice to you, we may change or amend any provision of this Agreement, including Exhibits A, B, C, or D, or restate this Agreement in its entirety (which change, amendment, or restatement may result in a reduction or elimination of any Service Fee Payments in respect of any or all Shares of any Fund), and you agree that you shall have no claim against us or any Fund by virtue of any change or diminution in the rate or amount of, or discontinuance of, any Service Fee Payments.

13.Either party may cancel this Agreement upon ninety (90) days’ written notice to the other.

14.Under this Agreement you are not employed by us or by the Funds as broker, agent, employee, or representative, nor are you authorized to make any representations on our behalf. No person is authorized to make any representations concerning Fund Shares except those contained in the then-current prospectus and statement of additional information and in such printed information subsequently issued to you by us or by the Funds as supplemental to such prospectus and statement of additional information.

15.All communications to should be sent as follows:

To VCS:	To VCTA:
Victory Capital Services, Inc.	Victory Capital Transfer Agency, Inc.
4900 Tiedeman Road, 4th Floor	15935 La Cantera Parkway
Brooklyn, Ohio 44144	San Antonio, TX 78256
Attn: Legal Department	Attn: Legal Department

16.This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York.

17.If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, requirement of applicable law or otherwise, then the remainder of this Agreement shall not be affected.

[Signature Page Follows]

Agreed and Accepted:
VICTORY CAPITAL TRANSFER	VICTORY CAPITAL SERVICES, INC.
AGENCY INC.
By: /S/ CHRISTOPHER DYER______	By: /S/ DONALD A. INKS
Name: Christopher K. Dyer	Name: Donald A. Inks
Title: Vice President	Title: President

EXHIBIT A

To Shareholder Services Agreement

Date of Schedule: August 20, 2020

LIST OF FUNDS AVAILABLE FOR SALE

All Member Class shares of the Funds.

Capitalized terms not defined in this Schedule shall have the meanings ascribed to them in the Agreement. This Schedule may be amended by Victory Capital Services, Inc. at any time or from time to time as provided by the terms of the Agreement.

EXHIBIT B

To Shareholder Services Agreement

SERVICE FEE PAYMENTS

The annual service fee charge for the following Funds includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. VCTA will charge for each open and funded account as appropriate in the business judgment of the VCTA from the month the account is opened through January of the year following the year all funds are redeemed from the account.

Victory Floating Rate	$25.50
Victory Fund for Income	$25.50
Victory High Income Municipal Bond	$25.50
Victory INCORE Investment Grade Convertibles	$25.50
Victory Integrity Discovery	$23.00
Victory Integrity Mid-Cap Value	$23.00
Victory Integrity Small/Mid-Cap Value	$23.00
Victory Market Neutral Income	$23.00
Victory RS Mid Cap Growth	$23.00
Victory RS Small Cap Equity	$23.00
Victory RS Partners	$23.00

As of August 20, 2020

EXHIBIT C

To Shareholder Services Agreement

SERVICES

Services to be provided include:

1.Shareholder Transactions Financial Processing

(a)Process Shareholder purchase and redemption orders in accordance with terms set forth in the Fund’s offering documents.

(b)Process transfers and exchanges.

(c)Process dividend and capital gain payments, including the purchase of new shares, through dividend and capital gain reinvestment.

(d)Where applicable, process redemption fee.

(e)Balance daily transaction activity.

(f)Manage daily ACH transmissions.

(g)Process pre-authorized draft purchases.

(h)Process systematic withdrawals.

(i)Process payments to multiple payees.

(j)Complete cash settlement between Funds, custodians, National Securities Clearing Corporation (“NSCC”) and Shareholders.

(k)Prepare and manage daily open items report.

Non-Financial Processing

(a)Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(b)Issue confirmations for purchases, redemptions, and other confirmable transactions.

(c)Issue periodic statements for Shareholders.

(d)Establish accounts for relationship linking.

(e)Process change of registration requests for Loss of Loved One (SRTs) and facilitate asset transition to beneficiaries.

Miscellaneous/Other

(a)Communicate and coordinate corporate action events.

(b)Complete quality assurance review of transactions processed by VCTA.

(c)Image all source documentation.

(d)Calculate and produce Shareholder tax records (1099’s,5498’s, etc.) by IRS deadlines. Additional Services Related to IRA Accounts (“IRA Services”)

(a)Perform good order review by IRS guidelines of documents required to open new retirement accounts for Shareholders. This includes obtaining for each Shareholder a retirement application executed by such Shareholder and the custodian.

(b)Perform good order review by IRS guidelines and process transfers specific to retirement accounts. This include transfers from prior custodian or to successor custodians, direct rollovers from qualified plans, and Roth conversions. This includes obtaining acceptance by an authorized delegate of the successor custodian.

(c)Perform annual population extraction, notification, IRS good order review, and processing of required mandatory distributions for Shareholders aged 70½ or older.

(d)Record the names of beneficiaries identified by the holder of the IRA Account (“Account Holder”).

(e)Calculate distributions, withdrawals, required withholding and other payments to Account Holders.

(f)Process contributions and distributions for Account Holders.

(g)Collect close-out and/or custodial fees when retirement plan assets are fully liquidated from accounts and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement.

(h)Collect custodial fees from Account Holders who elect prepayment and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement.

(i)Coordinate and execute the annual IRA custodial fee event to collect fees from active retirement plan Account Holders via asset liquidation. Disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement.

(j)Retain all IRS required Account Holder documents in original form. These documents will include IRS Form 5303-A, Forms 5305-A, -RA, - EA, -SA, -SEP, and 403(b)(7) plan agreements.

(k)Tracking, production, and filing to Account Holders and government entities of federal and state tax forms specific to retirement plan accounts (i.e. Forms 1099-R and 5498).

(l)Complete annual W-4P federal withholding solicitation.

(m)Maintain Form W-4P elections for federal and state withholding on retirement plan distributions for each retirement plan shareholder and perform withholding accordingly.

(n)Respond to Account Holders’ written and verbal operational inquiries related to their retirement accounts.

2.Shareholder Information Services

(a)Produce detailed history of transactions through duplicate statements upon request.

(b)Provide mailing labels for distribution of financial reports, prospectuses, proxy statements and/or marketing material to current Shareholders, upon request.

(c)Provide primary call center service and email support related to Operational Servicing of the Mutual Funds and 529 Plan. Activity and Product support include the following:

(i)403(b)(7)

(ii)Cost Basis Support

(iii)Balance and Historical Account Information

(iv)Account Maintenance

(v)RMD Support

(vi)Tax Form Requests and Support

(vii)Not In Good Order support and resolution

(viii)Web Navigation Support

VCTA will provide cross-coverage for calls of an administrative nature, but the VCTA will not to perform sales and distribution activities and employees of VCTA will not provide investment advice.

3.Shareholder Account Maintenance

(a)Maintain all Shareholders’ records for each account in Funds.

(b)Issue customer statements on a scheduled cycle, and provide duplicate second and third- party copies, if required.

(c)Record Shareholders’ account information changes.

(d)Maintain account documentation files for each Shareholder.

EXHIBIT D

To Shareholder Services Agreement

PROCEDURES

Accepting Purchase and Redemption Orders. In accordance with the procedures set forth below, you will act as the sub-transfer agent of the Fund to receive orders by certain retirement plans (“Plans”) or other accounts (“Accounts”) for purchases and redemptions of shares of the Fund resulting from Eligible Transactions. Eligible Transactions are: (i) participant-level transactions which are recorded on your defined contribution plan record-keeping system, (ii) other authorized transaction directions which are received by you from Plan fiduciaries which are recorded on your defined contribution plan recordkeeping system, or (iii) other transactions on behalf of Accounts for which you are designated to act as sub-transfer agent of the Fund to receive orders for purchase and redemption of shares of the Fund. In the case of any such purchase or redemption order received by you on any business day prior to the earlier of the close of regular trading on the New York Stock Exchange or 4:00 p.m. Eastern time, or such earlier time as of whenever the net asset value of shares of the Funds is determined (ordinarily), the order shall be accorded the trade date on the Fund’s accounting system that is the date of receipt of the order by you. In the case of any such purchase or redemption order received by you on any business day after such time the order shall be accorded a trade date on the Fund’s accounting system that is the next business day that the New York Stock Exchange is open for trading.

(a)Receipt by you of Eligible Transactions. It is understood by the parties that you may receive Eligible Transactions in various formats, including directions in writing, by computer magnetic tape, diskette or electronic data transmission, through interactive voice response systems, or by any other accepted method for transmitting data that is adopted for the Plans or other Accounts. All Eligible Transactions shall be received and processed by you in accordance with the standard transaction processing procedures that apply to all investment options offered under the Plans or other Accounts. You shall maintain records sufficient to identify the date and time of receipt of all Eligible Transactions involving the Funds and shall make such records available upon request for examination by the Funds, or their designated representatives, at the request of the Funds, the transfer agent or by appropriate governmental authorities. Under no circumstances shall you change, alter or manipulate any Eligible Transactions received by it in good order.

(b)Transmission by you of Net Purchase or Redemption Order; Wiring of Benefits by you or the Fund. Based on the aggregate Eligible Transactions for each Plan or other Account received by you on each business day that the New York Stock Exchange is open for trading, you shall transmit to the Fund by 8:30 a.m. Eastern time on the following business day a file containing the net purchase or redemption order by each Plan or other Account of Shares of the Funds for the preceding business day. Each transmission by you of a net purchase or redemption order shall constitute a representation by you that such net order was based on Eligible Transactions received by you for each Plan or Account prior to the time the net asset value of shares of each Fund was determined on the previous business day, and that such net order included all such Eligible Transactions for each plan so received by you.

In the case of a net purchase order for a Plan or Account, you shall remit to the Fund the requisite funds to cover such order by Federal Funds deadline on the business day that the file containing the net purchase order is transmitted to the Fund. In the case of a net redemption order for a Plan or Account, the Fund shall remit to you the requisite funds to cover such order by Federal Funds deadline on the following business day that the file containing the net redemption order is transmitted to the Fund.

This Exhibit may be amended by Victory Capital Services, Inc. at any time or from time to time as provided by the terms of the Agreement.